Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 24, 2022) -- American Woodmark Corporation (NASDAQ: AMWD) (the "Company") today announced results for its third quarter of fiscal 2022 which ended January 31, 2022.

Net sales for the third quarter of fiscal 2022 increased $27.8 million, or 6.4%, to $459.7 million compared with the same quarter of the prior fiscal year. The Company experienced growth in all sales channels during the third quarter of fiscal 2022 versus the prior year period. Net sales for the first nine months of the current fiscal year increased 6.7% to $1,355.5 million from the comparable period of the prior fiscal year.

Net loss was $49.3 million ($2.97 per diluted share) for the third quarter of fiscal 2022 compared with net income of $18.4 million ($1.08 per diluted share) in the same quarter of the prior fiscal year. Net income for the third quarter of fiscal 2022 decreased $67.7 million primarily due to onetime pension settlement charges of $69.5 million related to the termination of the Company's pension plan, while the Company also experienced continued pressures in the supply chain and continued labor challenges. Net loss for the first nine months of the current fiscal year was $44.2 million ($2.67 per diluted share) compared with net income of $57.6 million ($3.38 per diluted share) for the same period of the prior fiscal year. Net income percentage was (10.7)% for the third quarter of fiscal 2022 compared to 4.3% for the same period in the prior fiscal year and (3.3)% for the first nine months of the current fiscal year compared with 4.5% for the same period of the prior fiscal year. Adjusted EPS per diluted share was $0.60 for the third quarter of fiscal 2022 compared with $1.57 in the same quarter of the prior fiscal year and $1.92 for the first nine months of the current fiscal year compared with $5.22 for the same period of the prior fiscal year.

Adjusted EBITDA for the third quarter of fiscal 2022 decreased $25.2 million, or 45.2%, to $30.6 million, or 6.6% of net sales, compared to $55.7 million, or 12.9% of net sales, for the same quarter of the prior fiscal year. Adjusted EBITDA for the first nine months of fiscal 2022 decreased $84.8 million, or 47.6%, to $93.5 million, or 6.9% of net sales, compared to $178.3 million, or 14.0% of net sales, for the same period of the prior fiscal year.

As previously disclosed, during the third quarter of fiscal 2021, the Company filed an application with the IRS to terminate its pension plan. The plan was terminated in a standard termination and benefits were distributed in the third quarter of fiscal 2022 resulting in the one-time pension settlement charges disclosed above.

"Our teams delivered sales growth across all channels for the fiscal third quarter. Adjusted EBITDA margins of 6.6% for the fiscal third quarter were below expectations as sales were negatively impacted by labor absenteeism as COVID cases increased due to the Omicron variant along with supply chain shortages in the later part of December and early January. Our current quarter results include $30 million plus of pricing impacts that we realized in the third quarter of fiscal 2022. We are in process or have completed, depending upon the channel, an additional set of pricing actions that will further offset inflationary impacts beginning in April. Assuming our current sales level, we expect the impact of confirmed pricing actions to increase in the fourth fiscal quarter of 2022 by an additional $25 million versus the third quarter's realized pricing actions, to over approximately $55 million per quarter," said Scott Culbreth, President and CEO. "Staffing levels continue to improve and we have started a new made-to-order assembly line in our Gas City facility in February which will result in incremental production capacity to reduce our backlog. Despite all the challenges our team has faced, we remain excited about the long-term potential for the business and expect significant Adjusted EBITDA margin improvement versus current levels as price realization better matches inflationary impacts, we improve costs through productivity initiatives, and increase our production levels as staffing improves."

Cash used by operating activities for the first nine months of fiscal 2022 was $13.1 million and free cash flow totaled $(48.8) million. Cash flows were negatively impacted by the decrease in net income, higher inventory levels, and lower accounts

AMWD Announces Third Quarter Results

February 24, 2022

payable and accrued compensation expenses. As of January 31, 2022, the Company had $0.9 million of cash on hand with no term loan debt maturities until July 2023 plus access to $227.0 million of additional availability under its revolving facility. The Company paid down a net of $15.3 million of its debt and repurchased shares valued at $25.0 million during the first nine months of the current fiscal year.

Effective May 1, 2021, the Company changed its accounting method for inventory costing for inventories which previously utilized a last-in, first-out ("LIFO") basis to a first-in, first-out ("FIFO") basis. All prior periods presented have been retrospectively adjusted to apply the effects of the change.

About Us

American Woodmark celebrates the creativity in all of us. With over 10,000 employees and more than a dozen brands, we’re one of the nation’s largest cabinet manufacturers. From inspiration to installation, we help people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, we spark the imagination of homeowners and designers and bring their vision to life. Across our service and distribution centers, our corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Visit americanwoodmark.com to learn more and start building something distinctly your own.

Use of Non-GAAP Financial Measures

We have presented certain financial measures in this press release which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are provided below following the financial highlights under the heading "Non-GAAP Financial Measures."

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMWD Announces Third Quarter Results

February 24, 2022

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2022	2021	2022	2021

Net sales	$459,736	$431,954	$1,355,480	$1,270,624
Cost of sales & distribution	407,916	354,458	1,198,523	1,022,889
Gross profit	51,820	77,496	156,957	247,735
Sales & marketing expense	23,453	21,862	68,008	63,368
General & administrative expense	23,270	26,202	71,553	86,414
Restructuring charges, net	(127)	(847)	183	5,404
Operating income	5,224	30,279	17,213	92,549
Interest expense, net	2,668	5,746	7,201	17,757
Pension settlement	69,452	—	69,452	—
Other (income) expense, net	(329)	(259)	607	(2,928)
Income tax expense (benefit)	(17,310)	6,347	(15,801)	20,094
Net income (loss)	$(49,257)	$18,445	$(44,246)	$57,626

Earnings Per Share:
Weighted average shares outstanding - diluted	16,569,881	17,047,211	16,599,369	17,036,586

Net income (loss) per diluted share	$(2.97)	$1.08	$(2.67)	$3.38

AMWD Announces Third Quarter Results

February 24, 2022

Condensed Consolidated Balance Sheet
(Unaudited)
	January 31,	April 30,
	2022	2021

Cash & cash equivalents	$871	$91,071
Customer receivables	151,121	146,866
Inventories	204,234	158,167
Income taxes receivable	8,349	—
Other current assets	19,388	13,861
Total current assets	383,963	409,965
Property, plant and equipment, net	208,728	204,002
Operating lease assets, net	112,874	123,118
Customer relationship intangibles, net	87,528	121,778
Goodwill	767,612	767,612
Other assets	30,980	27,924
Total assets	$1,591,685	$1,654,399

Current portion - long-term debt	$2,250	$8,322
Short-term operating lease liabilities	22,303	19,994
Accounts payable & accrued expenses	168,397	192,131
Total current liabilities	192,950	220,447
Long-term debt	506,490	513,450
Deferred income taxes	39,330	42,891
Long-term operating lease liabilities	99,553	109,628
Other liabilities	2,409	11,745
Total liabilities	840,732	898,161
Stockholders' equity	750,953	756,238
Total liabilities & stockholders' equity	$1,591,685	$1,654,399

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	January 31,
	2022	2021

Net cash (used) provided by operating activities	$(13,051)	$107,509
Net cash used by investing activities	(35,766)	(29,364)
Net cash used by financing activities	(41,383)	(83,412)
Net decrease in cash and cash equivalents	(90,200)	(5,267)
Cash and cash equivalents, beginning of period	91,071	97,059

Cash and cash equivalents, end of period	$871	$91,792

AMWD Announces Third Quarter Results

February 24, 2022

Non-GAAP Financial Measures

We have reported our financial results in accordance with U.S. generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below.

Management believes all of these non-GAAP financial measures provide an additional means of analyzing the current period's results against the corresponding prior period's results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin

We use EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin in evaluating the performance of our business, and we use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income adjusted to exclude (1) income tax expense, (2) interest expense, net, (3) depreciation and amortization expense, (4) amortization of customer relationship intangibles and trademarks, (5) expenses related to the acquisition of RSI Home Products, Inc. ("RSI acquisition") and the subsequent restructuring charges that the Company incurred related to the acquisition, (6) non-recurring restructuring charges, (7) stock-based compensation expense, (8) gain/loss on asset disposals, (9) change in fair value of foreign exchange forward contracts, (10) net gain/loss on debt forgiveness and modification, and (11) pension settlement charges. We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales.

Adjusted EPS per diluted share

We use Adjusted EPS per diluted share in evaluating the performance of our business and profitability. Management believes that this measure provides useful information to investors by offering additional ways of viewing the Company's results by providing an indication of performance and profitability excluding the impact of unusual and/or non-cash items. We define Adjusted EPS per diluted share as diluted earnings per share excluding the per share impact of (1) expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred related to the RSI acquisition, (2) non-recurring restructuring charges, (3) the amortization of customer relationship intangibles and trademarks, (4) net loss on debt forgiveness and modification, (5) pension settlement charges, and (6) the tax benefit of RSI acquisition expenses and subsequent restructuring charges, the net gain on debt forgiveness and modification and the amortization of customer relationship intangibles and trademarks. The amortization of intangible assets is driven by the RSI acquisition and will recur in future periods. Management has determined that excluding amortization of intangible assets from our definition of Adjusted EPS per diluted share will better help it evaluate the performance of our business and profitability and we have also received similar feedback from some of our investors.

Free cash flow

To better understand trends in our business, we believe that it is helpful to subtract amounts for capital expenditures consisting of cash payments for property, plant and equipment and cash payments for investments in displays from cash flows from continuing operations which is how we define free cash flow. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It also provides a measure of our ability to repay our debt obligations.

Net leverage

Net leverage is a performance measure that we believe provides investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents that eventually could be used to repay outstanding debt.

AMWD Announces Third Quarter Results

February 24, 2022

We define net leverage as net debt (total debt less cash and cash equivalents) divided by the trailing 12 months Adjusted EBITDA.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Reconciliation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
(in thousands)	2022	2021	2022	2021

Net income (loss) (GAAP)	$(49,257)	$18,445	$(44,246)	$57,626
Add back:
Income tax expense (benefit)	(17,310)	6,347	(15,801)	20,094
Interest expense, net	2,668	5,746	7,201	17,757
Depreciation and amortization expense	12,507	12,732	38,453	38,710
Amortization of customer relationship intangibles and trademarks	11,416	11,972	34,250	36,472
EBITDA (Non-GAAP)	$(39,976)	$55,242	$19,857	$170,659
Add back:
Acquisition and restructuring related expenses (1)	20	33	60	154
Non-recurring restructuring charges, net (2)	(127)	(847)	183	5,404
Pension settlement	69,452	—	69,452	—
Change in fair value of foreign exchange forward contracts (3)	(177)	101	(7)	(1,720)
Stock-based compensation expense	1,006	1,316	3,399	3,543
(Gain) loss on asset disposal	365	(97)	516	235
Adjusted EBITDA (Non-GAAP)	$30,563	$55,748	$93,460	$178,275

Net Sales	$459,736	$431,954	$1,355,480	$1,270,624
Net income margin (GAAP)	(10.7)%	4.3%	(3.3)%	4.5%
Adjusted EBITDA margin (Non-GAAP)	6.6%	12.9%	6.9%	14.0%

(1) Acquisition and restructuring related expenses are comprised of expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred related to the acquisition.
(2) Non-recurring restructuring charges are comprised of expenses incurred related to the permanent layoffs due to COVID-19 and the closure of the manufacturing plant in Humboldt, Tennessee. The nine months ended January 31, 2021 includes accelerated depreciation expense of $1.3 million related to Humboldt. The three- and nine-months ended January 31, 2021 includes gain on assets disposal of $2.5 million and $2.2 million, respectively, related to Humboldt..
(3) In the normal course of business the Company is subject to risk from adverse fluctuations in foreign exchange rates. The Company manages these risks through the use of foreign exchange forward contracts. The changes in the fair value of the forward contracts are recorded in other (income) expense, net in the operating results.

AMWD Announces Third Quarter Results

February 24, 2022

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
(in thousands, except share data)	2022	2021	2022	2021

Net income (loss) (GAAP)	$(49,257)	$18,445	$(44,246)	$57,626
Add back:
Acquisition and restructuring related expenses	20	33	60	154
Non-recurring restructuring charges, net	(127)	(847)	183	5,404
Pension settlement	69,452	—	69,452	—
Amortization of customer relationship intangibles and trademarks	11,416	11,972	34,250	36,472
Tax benefit of add backs	(21,586)	(2,815)	(27,753)	(10,718)
Adjusted net income (Non-GAAP)	$9,918	$26,788	$31,946	$88,938

Weighted average diluted shares (GAAP)	16,569,881	17,047,211	16,599,369	17,036,586
Add back: potentially anti-dilutive shares (1)	40,973	—	47,878	—
Weighted average diluted shares (Non-GAAP)	16,610,854	17,047,211	16,647,247	17,036,586

EPS per diluted share (GAAP)	$(2.97)	$1.08	$(2.67)	$3.38
Adjusted EPS per diluted share (Non-GAAP)	$0.60	$1.57	$1.92	$5.22

(1) Potentially dilutive securities for the three- and nine-month periods ended January 31, 2022, respectively, have not been considered in the GAAP calculation of net loss per share as the effect would be anti-dilutive.

Free Cash Flow

	Nine Months Ended
	January 31,
	2022	2021

Cash (used) provided by operating activities	$(13,051)	$107,509
Less: Capital expenditures (1)	35,771	33,236
Free cash flow	$(48,822)	$74,273

(1) Capital expenditures consist of cash payments for property, plant and equipment and cash payments for investments in displays.

AMWD Announces Third Quarter Results

February 24, 2022

Net Leverage

Twelve Months Ended
January 31,
(in thousands)	2022

Net loss (GAAP)	$(41,420)
Add back:
Income tax expense	(16,647)
Interest expense, net	12,571
Depreciation and amortization expense	50,842
Amortization of customer relationship intangibles and trademarks	45,668
EBITDA (Non-GAAP)	$51,014
Add back:
Acquisition and restructuring related expenses (1)	627
Non-recurring restructuring charges, net (2)	80
Pension settlement	69,452
Change in fair value of foreign exchange forward contracts (3)	611
Stock-based compensation expense	4,454
Loss on asset disposal	664
Net loss on debt forgiveness and modification	13,792
Adjusted EBITDA (Non-GAAP)	$140,694

As of
January 31,
2022
Current maturities of long-term debt	$2,250
Long-term debt, less current maturities	506,490
Total debt	508,740
Less: cash and cash equivalents	(871)
Net debt	$507,869

Net leverage (4)	3.61

(1) Acquisition and restructuring related expenses are comprised of expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred related to the acquisition.
(2) Non-recurring restructuring charges are comprised of expenses incurred related to the permanent layoffs due to COVID-19 and the closure of the manufacturing plant in Humboldt, Tennessee.
(3) In the normal course of business the Company is subject to risk from adverse fluctuations in foreign exchange rates. The Company manages these risks through the use of foreign exchange forward contracts. The changes in the fair value of the forward contracts are recorded in other (income) expense, net in the operating results.
(4) Net debt divided by Adjusted EBITDA for the twelve months ended January 31, 2022.

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